Exhibit 99.1

Amplify Energy Announces Fourth Quarter 2020 Results, Year-End 2020 Proved Reserves and Full-Year 2021 Guidance

HOUSTON, March 11, 2021—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the fourth quarter 2020, year-end 2020 proved reserves and provided guidance for the full-year 2021.

Key Highlights

•	During the fourth quarter of 2020 the Company:

•	Achieved average total production of 26.3 MBoe/d

•	Generated net cash provided by operating activities of $10.7 million

•	Delivered Adjusted EBITDA of $21.9 million

•	Generated $16.0 million of Free Cash Flow, flat with the third quarter of 2020

•	Reduced LOE by approximately $7.2 million to $28.5 million compared to $35.7 million in the fourth quarter of 2019

•	Spent $2.2 million in cash capital expenditures, a decrease of $2.8 million quarter over quarter

•	Completed a successful secondary offering for certain selling shareholders

•	Solidified the management team with the promotions of Martyn Willsher and Jason McGlynn to President and Chief Executive Officer and Senior Vice President and Chief Financial Officer, respectively

•	Appointed Patrice Douglas to the Board of Directors and elevated Chris Hamm to Chairman of the Board

•	As of March 1, 2021, net debt was $228 million, inclusive of $22 million of cash on hand

•	Amplify’s year-end 2020 total proved reserves of 160 million barrels of oil equivalent (MMBoe), utilizing strip pricing as of March 1, 2021 had a PV-10 value of approximately $778 million

•	Amplify’s year-end 2020 proved developed reserves of 118 MMBoe, utilizing strip pricing as of March 1, 2021 had a PV-10 value of approximately $594 million

Martyn Willsher, President and Chief Executive Officer of Amplify commented, “I am very pleased with Amplify’s fourth quarter operational and financial results. Through the continued execution of our disciplined operating strategy and robust hedging program, we generated significant free cash flow despite the impacts of the ongoing pandemic and depressed commodity prices during 2020, demonstrating the sustainable value of our long-lived, low-decline assets.”

Mr. Willsher continued, “None of our achievements in 2020 would have been possible without our extraordinary employees, and I remain extremely grateful for their outstanding work, resourcefulness and dedication. Despite 2020 being a challenging year, we are starting 2021 with renewed optimism and continued commitment to exceptional execution and delivering value for our stakeholders.”

“Our plan for 2021 is to remain focused on managing our costs, generating free cash flow and improving our balance sheet. With the recent improvement in commodity prices, we also intend to commence a limited development program in our Beta Field asset, which we believe retains significant upside for the Company and should bolster our profitability and operating margins in the coming years. Our additional capital for this year will be focused on low risk workover and facility projects, which will allow us to continue building liquidity and delevering our balance sheet,” Mr. Willsher concluded.

2020 Year-End Proved Reserve Update

Amplify’s reserves estimates were prepared by its third-party independent reserve consultant, Cawley, Gillespie & Associates, Inc. The Company’s estimated proved reserves at SEC pricing for year-end 2020 totaled 114 MMBoe, which consisted of 97 MMBoe of proved developed reserves and 17 MMBoe of proved undeveloped (PUD) reserves. Total proved reserves were comprised of 41% oil, 19% NGLs, and 40% natural gas. Geographically, 34% are in Oklahoma, 30% are in East Texas and Northern Louisiana, 19% are in the Rockies, 15% are in southern California, and 2% are in the Eagle Ford.

At year-end 2020, as prepared utilizing SEC pricing(1), Amplify’s proved reserves and proved developed reserves had PV-10 values of approximately $298 million and $239 million, respectively. Utilizing strip pricing as of March 1, the Company’s year-end 2020 proved reserves and proved developed reserves had PV-10 values of approximately $778 million and $594 million, respectively.

	Estimated Net Proved Reserves				Producing Wells
		% Oil and	% Proved	Standardized
Region	MMBoe	NGL	Developed	Measure (1)	Gross	Net
				(in millions)
Oklahoma	39.3	49%	80%	$96	335	242
Rockies (Bairoil)	21.2	100%	87%	47	137	137
Southern California (Beta)	16.7	100%	66%	59	53	53
East Texas/ North Louisiana	34.4	25%	100%	78	1,609	899
Eagle Ford	2.2	91%	54%	18	314	23

Total	113.8	60%	85%	$298	2,448	1,354

(1)	Standardized measure is calculated using SEC pricing, before market differentials, of $39.57/Bbl for oil and NGLs and $1.99/MMBtu for natural gas

Key Financial Results

During the fourth quarter of 2020, Amplify generated $21.9 million of Adjusted EBITDA, a decrease of $2.9 million compared to the third quarter of 2020. This decrease was in line with internal forecasts and was primarily attributable to natural production decline, partially offset by the continued realization of our previously announced cost reduction initiatives and commodity price improvement during the quarter.

Free Cash Flow, defined as Adjusted EBITDA less cash interest and capital spending, was $16 million in the fourth quarter of 2020, held flat compared to the prior quarter and above internal forecasts. This favorable result, despite lower Adjusted EBITDA, was primarily attributable to reduced capital expenditures, which highlights Amplify’s commitment to capital discipline. The Company generated over $41 million in Free Cash Flow in 2020 and expects to continue generating cash flow going forward even at prices below current strip pricing.

Selected Operating and Financial Results for the Third and Fourth quarters of 2020:

	Fourth Quarter	Third Quarter
$ in millions	2020	2020
Average daily production (MBoe/d)	26.3	27.7
Total revenues	$56. 1	$52.7
Total assets	$384.8	$421.7
Net income (loss) (1)	($37.8)	($17.7)
Adjusted EBITDA (a non-GAAP financial measure)	$21.9	$24 .8
Net debt (2)	$250.2	$257. 0
Net cash provided by operating activities	$10.7	$20.6
Total capital	$2.2	$5. 0

(1)	Net loss for the fourth quarter driven by $21.9 million asset impairment
(2)	As of December 31, 2020 and September 30, 2020, respectively

Revolving Credit Facility and Liquidity Update

On November 18, 2020, Amplify successfully completed its fall 2020 borrowing base redetermination, and the Company’s borrowing base was reaffirmed at $260 million.

As of March 1, 2021, Amplify had total net debt of $228 million, with $250 million outstanding under its revolving credit facility and $22 million of cash on hand.

Asset Impairment

Due to the significant decrease in commodity prices during 2020, Amplify incurred non-cash impairment charges of Amplify’s non-operated Eagle Ford asset of $22 million.

Production Update

During the fourth quarter of 2020, average daily production was approximately 26.3 MBoe/d, a decrease of 5% from 27.7 MBoe/d in the third quarter of 2020, and exceeded internal forecasts despite occasional weather interruptions and incremental well shut-ins resulting from depressed commodity prices. Year-over-year production declines have continued to decrease as our long-lived,

PDP-heavy assets mature, which we expect will continue in the coming years. Our product mix has also become increasingly liquids-weighted, a trend which we expect to continue going forward and further driving long-term profitability. Oil composition in the fourth quarter 2020 increased approximately 11% from the first quarter of 2020.

Production in East Texas exceeded internal forecasts as a result of efficient workover activity. In Oklahoma, the operations team continued to prudently return economic wells to production and converted five wells to rod-lift from electrical submersible pumps. Amplify’s Oklahoma operating strategy remains focused on maintaining a steady asset cash flow profile by returning only the most economic wells to production. Combined with rod-lift conversions, this approach reduces future electrical costs and well downtime. At Beta, net production during the fourth quarter was slightly above internal expectations resulting from high-grading economic workovers to offset minor well failures. Beta asset level revenue increased by approximately $1.9 million in the fourth quarter of 2020 due to royalty relief. Production in our oil-weighted Bairoil field decreased slightly quarter over quarter primarily due to surface facility issues and reduced CO2 recycle rates. Lastly, our non-operated Eagle Ford assets delivered production that was largely in line with internal forecasts as the production declines from wells that came online in the second quarter of 2020 have stabilized.

Total oil, natural gas and NGL revenues in the fourth quarter of 2020 were approximately $55.7 million, before the impact of derivatives, compared to $52.5 million in the third quarter. The Company realized a gain on commodity derivatives of $8.5 million during the quarter, compared to a $14.0 million gain during the third quarter. For the full-year 2020, total unhedged oil, natural gas and NGL revenues were approximately $200.9 million. The Company realized a gain on commodity derivatives of $62.4 million during the full-year 2020, compared to a $4.4 million gain during the full-year 2019.

Lease Operating Expenses

Lease operating expenses in the fourth quarter of 2020 were approximately $28.5 million, a decrease of $7.2 million compared to the fourth quarter of 2019. Amplify has generated approximately $18 million in aggregate cost reductions, an 11% reduction in per-unit LOE, from the first quarter to the fourth quarter of 2020, which has greatly improved expectations for cash margin and sustainable cash flow generation. Cost reductions from prior periods have held steady throughout the fourth quarter of 2020, and the majority are expected to carry over through 2021.

Capital Spending Update and Outlook

Capital spending during the fourth quarter of 2020 was approximately $2.2 million, a decrease of approximately $2.8 million from $5.0 million in the third quarter of 2020. The decrease was largely attributable to reduced capital workover activity during the fourth quarter of 2020. For the full-year 2020, Amplify spent approximately $29.2 million in capital expenditures, primarily focused on facility maintenance projects essential to equipment integrity and operational efficiency, high rate of return workover projects, and non-operated drilling and completion activity in the Eagle Ford.

Amplify’s 2021 capital program is anticipated to be between $28 million and $39 million.

On an area-by-area basis, Amplify’s largest capital allocation in 2021 will be for our offshore Beta property, where Amplify anticipates spending approximately $14 million toward the commencement of our phased development program, along with capital for workovers to return production from offline wells and facility maintenance.

Amplify anticipates spending approximately $8 million in Oklahoma for additional rod lift conversions and ESP (electric submersible pump) optimizations. The rod lift conversion project initiated in late 2018 has been successful in significantly reducing operating expenditures and recurring maintenance costs.

At Bairoil, Amplify has budgeted approximately $5 million in 2021 for facility work and capital workovers.

In the non-operated Eagle Ford, Amplify anticipates $6 million in capex for completion of forty-eight gross (1.2 net) wells in 2021.

Lastly in East Texas, Amplify has budgeted less than $1 million in capital workovers.

	2021
	Guidance	% of
	Midpoint ($MM)	Total
Southern California (Beta) Drilling and Completion	$10.4	31%
Eagle Ford (Non-Op) Drilling and Completion	$5.5	16%

Total Development Capital	$15.9	47%

Capital Workovers	$10.8	32%
Facilities	$6.8	20%

Total 2021 Capital Program	$33.5	100%

Winter Storm Uri Update

During February of 2021, Amplify’s Oklahoma, East Texas and Eagle Ford assets experienced production interruptions due the extreme cold weather, ice, and snow produced by Winter Storm Uri. Production levels were returned to pre-storm levels within 10 days, and full-year production targets are within approximately 200 Boe/d of original estimates. The swift return of production is a testament to the top-tier operating efficiency of our field staff. Winter Storm Uri’s effects also underscored the value of the Company’s diversified geographical asset base.

Full-Year 2021 Guidance

The following guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. Amplify’s 2021 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.

A summary of the guidance is presented below:

	FY 2021E
	Low		High
Net Average Daily Production
Oil (MBbls/d)	9.5	-	10.5
NGL (MBbls/d)	3.5	-	4.0

Natural Gas (MMcf/d)	60.0	-	63.0
Total (MBoe/d)	23.0	-	25.0

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	($3.25)	-	($3.75)
NGL Realized Price (% of WTI NYMEX)	38%	-	42%
Natural Gas Realized Price (% of Henry Hub)	78%	-	82%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.37	-	$0.52
NGL ($ / Bbl)	$4.40	-	$4.90
Natural Gas ($ / Mcf)	$0.45	-	$0.55
Total ($ / Boe)	$2.00	-	$2.50

Average Costs
Lease Operating ($ / Boe)	$12.50	-	$14.50
Taxes (% of Revenue) (1)	6.0%	-	7.0%
Recurring Cash General and Administrative ($ / Boe) (2)	$2.45	-	$2.75

Cash Interest Expense ($MM)	$11	-	$15
Capital Expenditures ($MM)	$28	-	$39

(1)	Includes production, ad valorem and franchise taxes
(2)	Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor, and ceiling prices at which production is hedged for January 2021 through December 2022, as of March 11, 2020.

	2021	2022
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	925,000	590,000
Weighted Average Fixed Price ($)	$2.49	$2.48

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	925,000	595,000
Weighted Average Ceiling Price ($)	$3.28	$3.09
Weighted Average Floor Price ($)	$2.10	$2.37

Natural Gas Basis Swaps:
Average Monthly Volume (MMBtu)	500,000
Weighted Average Spread ($)	$(0.40)

Oil Swaps:
Average Monthly Volume (Bbls)	207,500	85,000
Weighted Average Fixed Price ($)	$47.23	$54.81

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)		7,500
Weighted Average Ceiling Price ($)		$60.25
Weighted Average Floor Price ($)		$55.00

Three-way collars
Average Monthly Volume (Bbls)	42,500	76,000
Weighted Average Ceiling Price ($)	$50.61	$53.18
Weighted Average Floor Price ($)	$40.00	$40.00
Weighted Average Sub-Floor Price ($)	$30.00	$31.32

NGL Swaps:
Average Monthly Volume (Bbls)	22,800
Weighted Average Fixed Price ($)	$24.25

Amplify posted an updated hedge presentation containing additional information on its website, www.amplifyenergy.com, under the Investor Relations section.

Annual Report on Form 10-K

Amplify’s financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2020, which Amplify expects to file with the Securities and Exchange Commission on March 11, 2021.

Conference Call

Amplify will host an investor teleconference today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting Amplify’s website, www.amplifyenergy.com, and clicking on the webcast link or by dialing (833) 883-4379 at least 15 minutes before the call begins and providing the Conference ID: 3731609. The webcast and a telephonic replay will be available for fourteen days following the call and may be accessed by visiting Amplify’s website, www.amplifyenergy.com, or by dialing (855) 859-2056 and providing the Conference ID: 3731609.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore Southern California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measure most directly comparable to free cash flow is net cash provided by operating activities.

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2020	September 30, 2020
Revenues:
Oil and natural gas sales	$55,725	$52,488
Other revenues	367	257

Total revenues	56,092	52,745

Costs and Expenses:
Lease operating expense	28,518	27,639
Gathering, processing and transportation	5,549	5,256
Exploration	32	5
Taxes other than income	3,002	3,761
Depreciation, depletion and amortization	9,139	7,950
Impairment expense	21,905	—
General and administrative expense	6,238	6,443
Accretion of asset retirement obligations	1,589	1,565
Realized (gain) loss on commodity derivatives	(8,527)	(14,067)
Unrealized (gain) loss on commodity derivatives	22,052	28,419
Other, net	137	113

Total costs and expenses	89,634	67,084

Operating Income (loss)	(33,542)	(14,339)

Other Income (Expense):
Interest expense, net	(3,304)	(3,362)
Other income (expense)	103	196
Inventory valuation adjustment	(1,003)	—

Total Other Income (Expense)	(4,204)	(3,166)

Income (loss) before reorganization items, net and income taxes	(37,746)	(17,505)
Reorganization items, net	(34)	(180)
Income tax benefit (expense)	(30)	—

Net income (loss)	$(37,810)	$(17,685)

Earnings per share:
Basic and diluted earnings (loss) per share	$(1.00)	$(0.47)

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2020	September 30, 2020
Oil and natural gas revenue:
Oil Sales	$36,591	$36,868
NGL Sales	6,061	5,537
Natural Gas Sales	13,073	10,083

Total oil and natural gas sales - Unhedged	$55,725	$52,488

Production volumes:
Oil Sales - MBbls	962	997
NGL Sales - MBbls	407	430
Natural Gas Sales - MMcf	6,324	6,706

Total - MBoe	2,423	2,545

Total - MBoe/d	26.3	27.7

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$37.99	$36.98
NGL - per Bbl	$14.92	$12.89
Natural gas - per Mcf	$2.07	$1.50

Total - per Boe	$23.00	$20.63

Average unit costs per Boe:
Lease operating expense	$11.77	$10.86
Gathering, processing and transportation	$2.29	$2.06
Taxes other than income	$1.24	$1.48
General and administrative expense	$2.57	$2.53
Depletion, depreciation, and amortization	$3.77	$3.12

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	December 31, 2020	September 30, 2020
Total current assets	$56,837	$62,502
Property and equipment, net	317,246	345,733
Total assets	384,759	421,694
Total current liabilities	56,862	51,387
Long-term debt	260,516	265,516
Total liabilities	418,496	417,658
Total equity	(33,737)	4,036

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2020	September 30, 2020
Net cash provided by (used in) operating activities	$10,732	$20,609
Net cash provided by (used in) investing activities	(3,828)	(5,220)
Net cash provided by (used in) financing activities	(10,061)	(15,070)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2020	September 30, 2020
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$10,732	$20,609
Changes in working capital	5,567	(217)
Interest expense, net	3,304	3,362
Gain (loss) on interest rate swaps	(9)	20
Cash settlements paid (received) on interest rate swaps	468	462
Amortization and write-off of deferred financing fees	(138)	(135)
Reorganization items, net	34	180
Exploration costs	32	5
Acquisition and divestiture related costs	415	152
Severance payments	3	25
Plugging and abandonment cost	265	312
Current income tax expense (benefit)	30	—
Non-cash inventory valuation adjustment	1,003	—
Oher	170	(15)

Adjusted EBITDA:	$21,876	$24,760

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$21,876	$24,760
Less: Cash interest expense	3,639	3,739
Less: Capital expenditures	2,159	4,999

Free Cash Flow:	$16,078	$16,023

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2020	September 30, 2020
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(37,810)	$(17,685)
Interest expense, net	3,304	3,362
Income tax expense	30	—
Depreciation, depletion and amortization	9,139	7,950
Impairment expense	21,905	—
Accretion of asset retirement obligations	1,589	1,565
(Gains) losses on commodity derivatives	13,525	14,352
Cash settlements received (paid) on expired commodity derivative instruments	8,527	14,067
Acquisition and divestiture related costs	415	152
Reorganization items, net	34	180
Share-based compensation expense	(93)	456
Exploration costs	32	5
Loss on settlement of AROs	137	113
Bad debt expense	(175)	218
Severance payments	3	25
Non-cash inventory valuation adjustment	1,003	—
Secondary offering expenses	311	—

Adjusted EBITDA:	$21,876	$24,760

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$21,876	$24,760
Less: Cash interest expense	3,639	3,739
Less: Capital expenditures	2,159	4,999

Free Cash Flow:	$16,078	$16,023

Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com